                                                                  EXHIBIT 11.1

                         LANDSTAR SYSTEM, INC. AND SUBSIDIARY
                       CALCULATION OF EARNINGS PER COMMON SHARE
                       (In thousands, except per share amounts)
                                       (Unaudited)


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


                                                  Fiscal Years Ended
                                       December 28,  December 29,  December 30,
                                          2002          2001           2000
                                       ------------  ------------  ------------



Net income                            $     49,221   $     42,794  $     45,194
                                      ============   ============  ============




Average number of common shares
    outstanding (1)                         16,141         16,672        17,562
                                      ============   ============  ============




Earnings per common share (1)         $       3.05   $       2.57  $       2.57
                                      ============   ============  ============

(1) All earnings per share amounts and average number of shares outstanding have been restated to give retroactive effect to a two-for-one stock split effected in the form of a 100% stock dividend declared July 17, 2002.

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